December 31, 2009

Dear :

(a)

We hereby agree with you that if within six (6) months after a Change in Control of Arrow Financial Corporation (“Arrow”), you incur a Termination of Employment (i) at our election (or that of the successor company) or one of its Affiliates or (ii) by your election after (A) you are not offered a position with Arrow (or the successor company) or one of its Affiliates at a base salary at least equal to your base salary immediately prior to the Change in Control (your “Base Salary”), or (B) you are offered a position with Arrow (or the successor company) or one of its Affiliates which requires you to relocate more than 50 miles, then you will be entitled to receive a cash payment equal to one year’s Base Salary.  Subject to paragraphs (c) and (d) below, such cash payment will be paid over a one year period in equal installments in accordance with Arrow’s regular payroll practice, commencing on the first payroll period beginning after the date of your Termination of Employment.

(b)

You will also be entitled to continuing coverage for one year after your Termination of Employment, under our group medical, dental and term life insurance, including any cost-sharing arrangements.

(c)

Notwithstanding anything to the contrary in the Agreement, if you are a “Specified Employee,” you may not receive a payment of nonqualified deferred compensation, as defined in Section 409A of the Internal Revenue Code and the regulations thereunder, until at least six (6) months after your Termination of Employment.  Any payment of nonqualified deferred compensation otherwise due in such six (6) month period shall be suspended and become payable at the end of such six (6) month period.

(d)

In the case of an unforeseeable emergency, as defined in Internal Revenue Code Section 409A, the Board of Directors of Arrow, upon written request, shall permit the immediate distribution of all or any portion of the amounts payable to you, to the extent permitted under Internal Revenue Code Section 409A and the regulations thereunder.

(e)

The terms “Change in Control,” “Termination of Employment,” “Specified Employee” and “Affiliate” are defined on Exhibit A attached to this letter.

(f)

To receive the above benefits, you must remain continuously employed by Arrow Financial Corporation or one of its Affiliates until the closing date of the Change in Control.  However, if you are offered a continuing position but at a reduced salary or which requires you to relocate more than 50 miles, and you elect to accept that offer, you still may collect the benefits hereunder if you incur a Termination of Employment within six (6) months after the Change in Control.

(g)

This letter agreement will continue until December 31, 2010 or your earlier Termination of Employment.

Please indicate your acceptance of this proposal by signing below on the enclosed copy, and return the copy to me.  Upon my receipt of your executed copy, this letter will constitute a binding agreement between us, governed by New York law.

Sincerely,

/s/ Thomas L. Hoy

Chairman, President & C.E.O.

ACCEPTED AND AGREED TO as of this 31st day of December, 2009.

/s/ Thomas J. Murphy

(Signature of Officer)